Exhibit 99.3

ROOMSTORE INC. EMERGES FROM BANKRUPTCY

RICHMOND, VA, June 7, 2005 – RoomStore, Inc., formerly HMY RoomStore, Inc. (“RoomStore”), headquartered in Richmond, Virginia, a leading furniture retailer, announced today that it has emerged from Chapter 11 bankruptcy protection. RoomStore offers a wide selection of professionally coordinated home furnishings in complete room packages at value-oriented prices. RoomStore operates 65 stores located in Pennsylvania, Maryland, Virginia, North Carolina, South Carolina and Texas.

Under the terms of the Plan, the existing equity interests in RoomStore have been cancelled and the unsecured creditors of RoomStore will receive new common stock of RoomStore in satisfaction of their claims. Heilig-Meyers Company, the former parent of RoomStore, is the single largest creditor of RoomStore and will receive approximately 67% of the new common stock. The Plan also includes a $35 million working capital facility with Bank of America, N.A., which was closed on June 1, 2005.

Curtis C. Kimbrell, III, President and CEO of RoomStore acknowledged RoomStore’s emergence would not have been realized without the support of its employees, customers and suppliers, and Creditors’ Committee. “To our employees, we thank you for your perseverance, dedication, and hard work throughout this process. To our customers and suppliers, we are grateful for your continued support. To our Creditors’ Committee, we thank you for being cooperative and constructive partners during the reorganization process.

Mr. Kimbrell went on to comment that of the numerous restructuring achievements, there are four key areas that are the platform for RoomStore’s future success: a tested management team, a new board of directors, strong relationships with critical vendors and service providers, and a strong balance sheet.

The core members of the RoomStore management team not only implemented the restructuring initiatives, but also generated positive results from operating the business through the nearly five year restructuring process. They have deep knowledge of the business and industry and have developed and demonstrated strong skills in business fundamentals, logistics and customer service.

On the effective date of the Plan, a new board of directors was installed consisting of Mr. Kimbrell and 4 independent directors. The independent directors include two prominent furniture industry veterans in Robert Shaffner, former chief financial officer of Klaussner Furniture Industries, Inc. and Ronald A. Kaplan, former president of Levitz Furniture. The remaining two directors are Eugene I. Davis and N. Martin Stringer. Mr. Kimbrell stated, “The wealth of home furnishings experience Mr. Shaffner and Mr. Kaplan bring to our board will be complimented well by the financial savvy and capital markets knowledge of Mr. Davis and Mr. Stringer. This is the combination that the RoomStore needs to meet its future goals.”

During the restructuring process, RoomStore was able to maintain and strengthen relationships with critical vendors and service providers. Notably, credit lines and payment terms have been expanded with key merchandise suppliers to ensure adequate inventory levels and a consistent flow of merchandise to support sales goals and a high level of customer service.

Finally, RoomStore emerged with a strong balance sheet supported by a $35 million working capital facility from Bank of America, N.A. “Our strong balance sheet and working capital facility are more than adequate to support the business operations as well as expansion plans within our current markets,” noted Mr. Kimbrell. He added, “The combination of these key ingredients makes for a wonderful opportunity for RoomStore, its employees, its vendors and its customers.”

Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be different from those contemplated. The Companies assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.